As Filed with the Securities and Exchange Commission on March 4, 2005

Registration No. 333-122973

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Sanders Morris Harris Group Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	76-0583569
(State or Other Jurisdiction	(IRS Employer Identification No.)
of Incorporation)

600 Travis, Suite 3100
Houston, Texas 77002
713-993-4610
(Address, including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Rick Berry
600 Travis, Suite 3100
Houston, Texas 77002
713-993-4610
(Address, including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

with copy to:

John T. Unger
Thompson & Knight, LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
713-653-8811

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, as determined by the selling shareholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

The Registrant hereby amends this Registration statement on such date of dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 933 or until the Securities and Exchange Commission, acting pursuant to said 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following tables sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee	$888
Printing and Mailing Costs	2,500*
Legal Fees and Expenses	10,000*
Accounting Fees and Expenses	10,000*
Miscellaneous	5,000*
Total	$28,388*
_____________
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director’s capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) any transaction from which the director received an improper benefit, or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article IX of the Registrant’s Articles of Incorporation, as amended, states that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the state of Texas.

In addition, Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 of the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys’ fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TBCA a corporation may (1) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (2) indemnify and advance expenses to directors and such other persons identified in (1) to such further extent, consistent with law, as may be provided in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (3) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (1) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

The Bylaws of the Registrant set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

The Registrant maintains directors’ and officers’ insurance. The Registrant has entered into agreements to indemnify each of its directors and certain of its executive officers regarding liabilities that may result from such officer’s service as an officer or director of the Registrant.

ITEM 16. EXHIBITS.

Exhibit
Number	Description

*4.1	Specimen of certificate representing Sanders Morris Harris Group Inc.’s common stock, par value $0.01 per share.

*5.1	Opinion of Thompson & Knight, LLP

**23.1	Consent of KPMG LLP.

23.2	Consent of Thompson & Knight, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page)
____________
*  Previously filed
** Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be goverened by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 4, 2005.

SANDERS MORRIS HARRIS GROUP, INC.

By:	/s/ Ben T. Morris

Ben T. Morris, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No.. 1 to this Registration Statement has been signed by the following persons in the indicated capacities on March 4, 2005.

Signature	Title

/s/ Ben T. Morris	Director and Chief Executive Officer
Ben T. Morris	(Principal Executive Officer)

/s/ Robert E. Garrison II*	Director and President
Robert E. Garrison II

/s/ George L. Ball*	Chairman of the Board
George L. Ball

/s/ Don A. Sanders*	Director and Vice-Chairman
Don A. Sanders

/s/ Titus H. Harris, Jr.*	Director
Titus H. Harris, Jr.

/s/ W. Blair Waltrip*	Director
W. Blair Waltrip

/s/ Nolan Ryan*	Director
Nolan Ryan

/s/ Dan S. Wilford*	Director
Dan S. Wilford

/s/ Richard E. Bean*	Director
Richard E. Bean

/s/ Robert M. Collie, Jr.*	Director
Robert M. Collie, Jr.

/s/ Charles W. Duncan, III*	Director
Charles W. Duncan, III

/s/ Gerald S. Hunsicker*	Director
Gerald S. Hunsicker

/s/ Scott McClelland*	Director
Scott McClelland

/s/ Albert W. Niemi*	Director
Albert W. Niemi

/s/ Rick Berry	Chief Financial Officer
Rick Berry	(Principal Financial and Accounting Officer)

*By:	/s/ Rick Berry
Rick Berry, as Agent and Attorney-in-Fact